Exhibit 10.2

ONE-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the ___ day of _________________, 2021 (the “Effective Date”), by and between Marathon Bank, a Wisconsin-chartered stock savings bank (the “Bank”) and ______________ (“Executive”). Any reference to the “Company” shall mean Marathon Bancorp, Inc., the newly-formed the stock holding company of the Bank, or any successor thereto.

RECITALS

WHEREAS, Executive is currently employed as an executive officer of the Bank;

WHEREAS, the Bank desires to assure itself of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and in consideration of Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Executive in the event that his employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT.

(a)               One-Year Contract; Annual Renewal. The term of this Agreement will begin as of the Effective Date and will continue through December 31, 2021 (the “Term”). Commencing on January 1, 2022 and continuing on each January 1st thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be one (1) year from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least sixty (60) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement will terminate as of the last day of the then current Term. For avoidance of doubt, any extension to the Term will become the “Term” for purposes of this Agreement.

At least thirty (30) days prior to the Renewal Date, the disinterested members of the Board of Directors of the Bank (the “Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

(b)               Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 2(b) hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than one (1) year beyond the effective date of the Change in Control, subject to extensions as set forth above.

2.	DEFINITIONS.

(a)       Base Salary. Executive’s “Base Salary” for purposes of this Agreement shall mean the annual rate of base salary paid to Executive by the Bank.

(b)       Change in Control. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 2(b), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement in connection with the Bank’s mutual holding company reorganization and/or minority stock offering of the Company. Similarly, a Change in Control for purposes of this Agreement will not be deemed to have occurred in the event of a second-step conversion of the Bank’s mutual holding company from mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company.

(c)       Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)       Good Reason. “Good Reason” shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(i)	a material reduction in Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable;

(ii)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with Executive’s executive position with the Bank in effect as of the Effective Date or any successor executive position, as mutually agreed to by the Bank and Executive;

(iii)	the Bank requiring Executive to be based at any office or location resulting in an increase in Executive’s commute of 35 miles or more; or

(iv)	a material breach of this Agreement by the Bank;

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within 90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Bank received the written notice from Executive. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within 60 days following the expiration of such cure period.

(e)       Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i)        material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)       willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)      breach of fiduciary duty involving personal profit;

(iv)      intentional failure to perform stated duties under this Agreement after written notice thereof from the Board and Executive’s failure to take corrective or curative action within two (2) weeks thereafter;

(v)       willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference; or

(vi)       material breach by Executive of any provision of this Agreement.

3.	BENEFITS UPON TERMINATION.

(a)       If Executive’s employment by the Bank shall be terminated subsequent to a Change in Control and during the term of this Agreement by the Bank for other than Cause, or by Executive for Good Reason, then the Bank (or any successor) will pay or provide Executive, or Executive’s estate in the event of Executive’s subsequent death, with the following:

(i)       a cash lump sum payment equal to one (1) times the sum of Executive’s: (A) Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (B) the highest target bonus opportunity for any of the three (3) most recently completed annual performance periods prior to the Change in Control, payable within 30 days following Executive’s Date of Termination; and

(ii)       provided that Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement of such COBRA health care costs by the Bank, plus a gross-up payment sufficient to ensure receipt by Executive of the full amount of such COBRA premiums that Executive would have received if the benefit had not been taxable, for up to 12 consecutive months, or if less, for the period for which Executive has elected COBRA coverage (commencing with the first month following Executive's Date of Termination and continuing until the twelfth month following Executive's Date of Termination) in an amount necessary to provide Executive and his dependents, if any, with the same level of coverage under the Bank’s group health plan, as in effect immediately prior to Executive’s Date of Termination.

4.	NOTICE OF TERMINATION.

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed 30 days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank (or any successor of the Bank).

6.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

7.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER.

(a)               This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

(b)               This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)               No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

9.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Wisconsin but only to the extent not superseded by federal law.

11.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Wausau, Wisconsin, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in Wisconsin to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

12.	OBLIGATIONS OF BANK.

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

13.	SUCCESSORS AND ASSIGNS.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

14.	CERTAIN APPLICABLE LAW.

(a)               The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause.

(b)               In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c)               Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)               If Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)               If such cash payment pursuant Section 3(a)(2) would violate the requirements of Treasury Regulation Section 1.409A-3(j), the Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement will be payable at the same time the related premium payments would have been paid by the Bank and for the duration of the applicable coverage period.

15.              TAX WITHHOLDING.

The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

16.              NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank	Marathon Bank 500 Scott Street Wausau, Wisconsin 54402 Attention: Corporate Secretary

To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

MARATHON BANK

By:

EXECUTIVE